Exhibit 10.1

AMENDED AND RESTATED
INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

This AMENDED AND RESTATED INDEPENDENT CONTRACTOR CONSULTING AGREEMENT (“Agreement”) is entered into as of October 1, 2002 between California Coastal Communities, Inc., a Delaware corporation (the “Company”) and GSSW-REO, L.L.C., a Texas limited liability company (“GSSW”).

WHEREAS, the Company and GSSW initially entered into an Independent Contractor Consulting Agreement dated as of May 20, 1998, an Extension and Modification of Independent Contractor Consulting Agreement dated as of December 7, 1999 and a Second Extension and Modification of Independent Contractor Consulting Agreement dated as of April 30, 2001 (collectively, the “Prior Agreement”) through which GSSW has provided various consulting capacities to the Company and the Company has obtained various consulting services by GSSW; and

WHEREAS, the Company and GSSW have agreed to amend and restate, in its entirely, the Prior Agreement by executing and delivering this Agreement to memorialize the terms and conditions of the above described relationship.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Term.  The Company agrees to engage GSSW and GSSW agrees to provide consulting services to the Company, in accordance with the terms of this Agreement, until April 30, 2003, subject to further extensions, if any.

2.             Consulting Services.  GSSW hereby agrees to designate Thomas W. Sabin as its representative to provide the consulting services (“Consultant”), on a non-exclusive basis, which consulting services to the Company, including without limitation the following:

•                                            developing and implementing a strategic plan for the Company, consistent with the directives established by the Company’s Board of Directors;

•                                            reviewing and commenting on individual development projects and strategic opportunities, including without limitation, financing and equity structures applicable thereto;

•                                            assisting in analysis of alternative approaches to maximizing the value of the Company’s business and opportunities;

•                                            providing motivational advice and counsel to the Company’s staff; and

•                                            assisting in sourcing new and continuing development opportunities for the Company and procuring staff to support such opportunities.

3.             Independent Contractor Status.  This Agreement is not intended to be an employment agreement and there does not exist any intent to create any employment relationship between the Company, GSSW or Consultant.  At all times during the term of this Agreement, GSSW shall be an independent contractor as the consulting services are rendered through Consultant.  GSSW shall be solely responsible for all federal, state and local taxes, withholdings and related obligations which may arise from any payments from the Company to GSSW hereunder, and, except for the amounts to be paid pursuant to the terms of Sections 5 and 14 below, Company shall not be liable or responsible for any payment whatsoever to GSSW or Consultant, including without limitation, any federal and state income tax obligations and contributions to social security, disability and workers’ compensation insurance benefits.  GSSW agrees that GSSW will indemnify, defend and hold the Company harmless from and against any and all claims or liability arising out of or in connection with any alleged failure by GSSW to satisfy any such obligations.

4.             Compensation. Until April 30, 2003, the Company hereby agrees to pay GSSW compensation at the monthly rate of Ten Thousand Dollars ($10,000.00).

5.             Termination.  This Agreement may be terminated by either party, without cause, upon thirty (30) days prior written notice. Notwithstanding the foregoing, GSSW shall not be terminated for cause unless and until GSSW has received written notice of a proposed termination for cause and GSSW has had an opportunity to be heard before at least a majority of the number of members of the Board of Directors of the Company authorized to take such action.  GSSW shall be deemed to have had such an opportunity if given written notice of telephonic notice by any director at least three (3) business days in advance of a meeting of the Board of Directors of the Company called for the purpose of such hearing.

6.             Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.  This Agreement supersedes any and all prior agreements and understandings between the parties hereto respecting the subject matter hereof.

7.             Changes.  The terms and provisions of this Agreement may not be modified or amended except pursuant to the written consent of the GSSW and of the Company.  The waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

8.             Assignability.  The obligations of GSSW may not be delegated by GSSW or Consultant and the designation of the Consultant shall not be changed without the prior written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion.  Any such attempted delegation or change shall be null and void ab initio and without effect.  This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any subsidiary of the Company or any successor to the Company.

9.             Notices.  All notices, requests, consents and other communications hereunder to either party shall be deemed to be sufficient if contained in a written instrument delivered in person, duly sent by first class registered or certified airmail, postage prepaid, or telecopied or telexed addressed to such party at his or its address as set forth below.  All such notices, requests, consents and communications shall be deemed to have been delivered (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telex or facsimile transmission, on the date on which the sender receives machine confirmation of such transmission, and (c) in the case of mailing, on the fifth (5th) business day following the date of such mailing.  Either party may change the address to which notices, requests, consents and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

If to the Company:	California Coastal Communities, Inc.
6 Executive Circle, Suite 250
Irvine, California 92614
Attention: Raymond J. Pacini
Telephone: (949) 250-7781
Facsimile: (949) 261-6550

If to GSSW and/or Consultant:	GSSW, REO, L.L.C.
Lincoln Plaza
500 N. Akard, Suite 328
Dallas, Texas 75201
Telephone: (214) 954-8701
Facsimile: (214) 954-8704

10.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of California, without regard to the conflicts of law provisions thereof.  While governed by the laws of the state of California, GSSW and Consultant shall be deemed to perform this Agreement and the services contemplated by this Agreement in and from the state of Texas, in which both GSSW and Consultant shall be and remain resident and domiciled for purposes of this Agreement.  In no event shall the performance of the consulting service by GSSW require either GSSW or Consultant to be or become resident or domiciled in the state of California.

11.           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

12.           Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

13.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability.  Such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Any provision of this Agreement that is prohibited or unenforceable by reason of its temporal duration or geographical scope shall be deemed to be changed to the longest duration and widest geographical scope that is enforceable.

14.           Expenses. GSSW shall be reimbursed for all reasonable out-of-pocket expenses incurred incident to the performance of the consulting services of GSSW contemplated by this Agreement such as travel, hotel, telephone and similar expenses, subject to delivery of an itemized invoice therefor.

15.           Representations and Warranties of GSSW.  GSSW hereby represents, warrants and agrees to the following:

(a)  None of the payments that will be made by the Company to GSSW under this Agreement and/or the Prior Agreement (“Payments”) during this calendar year, any subsequent calendar year or during any of the past three (3) calendar years will exceed or has exceeded (i) 5% of GSSW entities' consolidated gross revenues during such calendar year; or (ii) $200,000, whichever is greater (“Excess Payment”).  In the event that any Excess Payment should be determined to exist, GSSW agrees to promptly remit to the Company the amount of such Excess Payment.

(b)  The Payments received by GSSW are deposited into its general accounts and are not paid or otherwise distributed to Consultant, and Consultant is not paid a bonus or otherwise financially rewarded by virtue of the consulting services he performs on GSSW’s behalf pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CALIFORNIA COASTAL COMMUNITIES, INC.

By	/s/ Raymond J. Pacini
Raymond J. Pacini
Chief Executive Officer

GSSW-REO, L.L.C.,
a Texas limited liability company

By	/s/ J. Kevin Rucker
Name: J. Kevin Rucker
Title: Manager of Financial Operations